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                                                                      EXHIBIT 12

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                    DEFICIENCY OF EARNINGS TO FIXED CHARGES
                  AND DEFICIENCY OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                             (DOLLARS IN THOUSANDS)

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                                                                            YEARS ENDED DECEMBER 31,
                                                              ----------------------------------------------------
                                                                  1994          1995         1996         1996
                                                                 ACTUAL        ACTUAL       ACTUAL      PRO FORMA
                                                              ------------  ------------  -----------  -----------
Earnings before fixed charges:
  Net income (loss).........................................  $    (41,403) $    (75,435) $     8,044  $     1,123
  Income tax benefit........................................       (42,100)      (59,600)     (53,300)     (53,300)
                                                              ------------  ------------  -----------  -----------
Loss from continuing operations before income tax benefit...       (83,503)     (135,035)     (45,256)     (52,177)
Interest expense and amortization of deferred financing
  costs.....................................................        81,431       108,972      129,168      132,674
Interest portion of rental expenses.........................         7,991         8,129       10,510       11,131
                                                              ------------  ------------  -----------  -----------
Earnings (loss) before fixed charges........................         5,919       (17,934)      94,422       91,628
                                                              ------------  ------------  -----------  -----------
Fixed charges:
  Interest expense and amortization of deferred financing
    costs...................................................        81,431       108,972      129,168      132,674
  Interest portion of rental expenses.......................         7,991         8,129       10,510       11,131
                                                              ------------  ------------  -----------  -----------
    Total fixed charges.....................................        89,422       117,101      139,678      143,805
                                                              ------------  ------------  -----------  -----------
Deficiency of earnings to fixed charges.....................       (83,503)     (135,035)     (45,256)     (52,177)
Preferred stock dividends...................................       (25,959)      (28,978)     (43,526)     (43,526)
                                                              ------------  ------------  -----------  -----------
Deficiency of earnings to fixed charges and preferred stock
  dividends.................................................  $   (109,462) $   (164,013) $   (88,782) $   (95,703)
                                                              ------------  ------------  -----------  -----------
                                                              ------------  ------------  -----------  -----------
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